UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 3, 2013

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Stone Point Capital Co-investment in Atrium and Arden Re

On July 3, 2013, Kenmare Holdings Ltd, a wholly-owned subsidiary of Enstar Group Limited (the “Company”), entered into an Investors Agreement with Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P. (collectively, “Trident”) with respect to the previously announced acquisitions of Atrium Underwriting Group Limited (“Atrium”) and Arden Reinsurance Company Limited (“Arden Re”), pursuant to which Trident acquired a 40% interest in Northshore Holdings Ltd., previously a wholly-owned subsidiary of Kenmare (“Northshore”). In connection with the Investors Agreement, Kenmare and Trident entered into individual equity commitment letters to Northshore pursuant to which Kenmare and Trident agreed to provide 60% and 40%, respectively, of the Atrium and Arden Re purchase prices and related expenses. As previously announced, the purchase price for Atrium will be approximately $183.0 million and the purchase price for Arden Re will be approximately $79.6 million.

Completion of Kenmare’s and Trident’s funding obligations is conditioned on, among other things, the satisfaction of certain conditions tied directly to the satisfaction of the closing conditions under the Atrium and Arden Re purchase agreements. In the event that the Arden Re acquisition closes, but the Atrium acquisition does not close, Trident’s obligations under its commitment letter would terminate as to both companies and Trident would return its 40% interest in Northshore to Kenmare.

Upon the funding of the equity commitments at the closing of the Atrium and Arden Re transactions, Kenmare and Trident have agreed to enter into a Shareholders’ Agreement (the “Northshore Shareholders’ Agreement”). Among other things, the Northshore Shareholders’ Agreement will provide that Kenmare would appoint three members to the Northshore board of directors and Trident would appoint two members. Trident would also have the right to designate one member of the Atrium board of directors.

The Northshore Shareholders’ Agreement includes a five-year period during which neither party can transfer its ownership interest in Northshore to a third party (the “Restricted Period”). Following the Restricted Period: (i) each party must offer the other party the right to buy its shares before the shares are offered to a third party; (ii) Kenmare can require Trident to participate in a sale of Northshore to a third party as long as Kenmare owns 55% of Northshore; (iii) each party has the right to be included on a pro rata basis in any sales made by the other party; and (iv) each party has the right to buy its pro rata share of any new securities issued by Northshore.

During the 90-day period following the fifth anniversary of the earlier of the closings of the Atrium and Arden Re transactions, and at any time following the seventh anniversary of the earlier of such closings, Kenmare would have the right to redeem Trident’s shares in Northshore at their then fair market value, which would be payable in cash. Following the seventh anniversary of the earlier of the closings, Trident would have the right to require Kenmare to purchase Trident’s shares for their then current fair market value, which Kenmare would have the option to pay either in cash or by delivering the Company’s ordinary voting shares.

Acquisition of Torus Insurance Holdings Limited

On July 8, 2013, the Company, Veranda Holdings Ltd., an entity in which the Company owns an indirect 60% interest (“Veranda”), Hudson Securityholders Representative LLC and Torus Insurance Holdings Limited (“Torus”) entered into an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”). The Amalgamation Agreement provides for the amalgamation (the “Amalgamation”) of Veranda and Torus (the combined entity, the “Amalgamated Company”). Torus is a global specialty insurer and holding company of six wholly-owned insurance vehicles, including one Lloyd’s syndicate.

The purchase price for the Amalgamation is $692.0 million. The Company and Kenmare, on the one hand, and Trident, the owner of the remaining 40% interest in Bayshore Holdings Ltd., the parent company of Veranda (“Bayshore”), on the other, will provide 60% and 40%, respectively, of the purchase price and related expenses associated with the Amalgamation. The Company will issue a combination of approximately 1,901,000 voting ordinary shares, par value $1.00 per share (the “Voting Ordinary Shares”), and approximately 711,000 newly-created Series B convertible non-voting preference shares, par value $1.00 per share (the “Non-Voting Preferred Shares”), having an aggregate value of approximately $346.0 million to partially fund the purchase price. Kenmare will contribute in cash approximately $69.2 million and Trident will contribute in cash the remaining approximately $276.8 million of the purchase price. Following the Amalgamation, the Company and Trident will continue to own, respectively, a 60% and 40% indirect interest in the Amalgamated Company through their ownership of Bayshore.

FR XI Offshore AIV, L.P., First Reserve Fund XII, L.P., FR XII A Parallel Vehicle L.P. and FR Torus Co-Investment, L.P. (collectively, “First Reserve”) will receive Voting Ordinary Shares, Non-Voting Preferred Shares and cash consideration in the transaction. In the event that the number of Voting Ordinary Shares deliverable to First Reserve at the closing of the Amalgamation would cause First Reserve, as of immediately after such closing, to beneficially own Voting Ordinary Shares that constitute more than 9.5% of the voting power of all shares of the Company, then the Company will issue to First Reserve, at the closing, the total number of shares of Voting Ordinary Shares representing 9.5% of the voting power of all shares of the Company as of immediately after the closing and Non-Voting Preferred Shares representing the remainder of the shares that First Reserve is entitled to under the Amalgamation Agreement. Corsair Specialty Investors, L.P. (“Corsair”) will receive both Voting Ordinary Shares and cash consideration in the transaction. The remaining Torus shareholders will receive all cash. Following the Amalgamation, First Reserve will own approximately 9.5% and 11.5%, respectively, of the Company’s Voting Ordinary Shares and outstanding share capital and Corsair will own approximately 2.5% and 2.1%, respectively, of the Company’s Voting Ordinary Shares and outstanding share capital.

Completion of the Amalgamation is conditioned on, among other things, governmental and regulatory approvals and satisfaction of various customary closing conditions. The transaction is expected to close by the end of 2013.

The Company and First Reserve will enter into a Shareholder Rights Agreement at the closing of the Amalgamation, under which the Company has agreed that First Reserve will have the right to designate one representative to the Company’s Board of Directors. This designation right terminates if First Reserve ceases to beneficially own at least 75% of the total number of Voting Ordinary Shares and Non-Voting Preferred Shares acquired by it under the Amalgamation Agreement.

The Company will also enter into a Registration Rights Agreement with First Reserve and Corsair at the closing of the Amalgamation that provides First Reserve and Corsair with certain rights to cause the Company to register under the Securities Act of 1933, as amended (the “Act”), the Voting Ordinary Shares (including the Voting Ordinary Shares into which the Non-Voting Preferred Shares may convert) issued pursuant to the Amalgamation and any securities issued by the Company in connection with the foregoing by way of a share dividend or share split or in connection with any recapitalization, reclassification or similar reorganization (the foregoing, collectively, “Registrable Securities”). Pursuant to the Registration Rights Agreement, the Company must file a resale shelf registration statement for the Registrable Securities within 20 business days after the closing of the Amalgamation. In addition, at any time following the six-month anniversary of the closing of the Amalgamation, First Reserve will be entitled to make three written requests for the Company to register all or any part of the Registrable Securities under the Act, subject to certain exceptions and conditions set forth in the Registration Rights Agreement. Corsair will have the right to make one such request. First Reserve and Corsair will also be granted “piggyback” registration rights with respect to the Company’s registration of Voting Ordinary Shares for its own account or for the account of one or more of its securityholders.

In connection with the Amalgamation Agreement, the Company, Kenmare and Trident entered an Investors Agreement governing their investments in Bayshore, and Kenmare and Trident entered into individual equity commitment letters obligating each to fund its respective portion of the purchase price for the Amalgamation noted above. Completion of Kenmare’s and Trident’s funding obligations is conditioned on, among other things, the satisfaction of certain conditions tied directly to the satisfaction of the closing conditions under the Amalgamation Agreement.

Upon the funding of the equity commitments at the closing of the Amalgamation, Kenmare and Trident have agreed to enter into a Shareholders’ Agreement (the “Bayshore Shareholders’ Agreement”). Among other things, the Bayshore Shareholders’ Agreement will provide that Kenmare would appoint three members to the Bayshore board of directors and Trident would appoint two members.

The Bayshore Shareholders’ Agreement includes a five-year period during which neither party can transfer its ownership interest in Bayshore to a third party (the “Restricted Period”). Following the Restricted Period: (i) each party must offer the other party the right to buy its shares before the shares are offered to a third party; (ii) Kenmare can require Trident to participate in a sale of Bayshore to a third party as long as Kenmare owns 55% of Bayshore; (iii) each party has the right to be included on a pro rata basis in any sales made by the other party; and (iv) each party has the right to buy its pro rata share of any new securities issued by Bayshore.

During the 90-day period following the fifth anniversary of the closing of the Amalgamation, and at any time following the seventh anniversary of such closing, Kenmare would have the right to redeem Trident’s shares in Bayshore at their then fair market value, which would be payable in cash. Following the seventh anniversary of the closing, Trident would have the right to require Kenmare to purchase Trident’s shares for their then current fair market value, which Kenmare would have the option to pay either in cash or by delivering the Company’s ordinary voting shares.

Certificate of Designations of Series B Convertible Participating Non-Voting Perpetual Preferred Stock

The Non-Voting Preferred Shares issuable in connection with the Amalgamation were created by a Certificate of Designations for the Series B Convertible Participating Non-Voting Perpetual Preferred Stock adopted by Enstar’s Board of Directors on July 8, 2013.

Set forth below are the material terms of the Non-Voting Preferred Shares:

Ranking. Except as described below, the Non-Voting Preferred Shares rank on parity with the Voting Ordinary Shares, non-voting ordinary shares of the Company and shall rank senior to each other class or series of share capital of the Company, unless the terms of any such class or series shall provide otherwise.

Dividends. Dividends will be paid on the Non-Voting Preferred Shares when, as and if, and in the same amounts (on an as-converted basis), declared on the Voting Ordinary Shares and/or non-voting ordinary shares.

Liquidation Preference. Upon liquidation, dissolution or winding up of the Company, holders of Non-Voting Preferred Shares have the right to receive an amount equal to $0.001 per share. After payment of this amount, holders of the Non-Voting Preferred Shares are entitled to participate (on an as-converted basis) with the Voting Ordinary Shares and the non-voting ordinary shares in the distribution of remaining assets.

Conversion. The shares of Non-Voting Preferred Shares issued to First Reserve pursuant to the Amalgamation Agreement shall automatically convert (i) into Voting Ordinary Shares upon the transfer of such Non-Voting Preferred Shares to any person other than an Affiliate of First Reserve if that transfer qualifies as a widely dispersed offering and (ii) into a new series of non-voting ordinary shares of the Company upon the approval by the Company’s shareholders of an amendment to the Company’s bye-laws to authorize such series. In such case, each Non-Voting Preferred Share shall initially convert into one Voting Ordinary Share or non-voting ordinary share, as applicable, subject to adjustment for share subdivisions, splits, combinations and similar events.

Voting. The Non-Voting Preferred Shares have no voting rights, provided that, the Company may not, without the consent of the holders of a majority of the outstanding shares of the Non-Voting Preferred Shares, voting separately as a class, (i) amend, alter or repeal or otherwise change any provision of the Company’s memorandum of association, bye-laws or the Certificate of Designations for the Non-Voting Preferred Shares so as to significantly and adversely affect the rights, preferences, privileges or limited voting rights of the Non-Voting Preferred Shares, (ii) consummate a binding share exchange or reclassification of the Non-Voting Preferred Shares, or a merger or consolidation of the Company (except for any merger or consolidation in which the consideration consists solely of cash) unless the Non-Voting Preferred Shares remain outstanding or are converted or exchanged for a security with similar rights, preferences and privileges in the surviving entity and (iii) voluntarily liquidate, dissolve or wind up the Company.

The foregoing summary of terms is subject to, and qualified in its entirety by, the Certificate of Designations of the Non-Voting Preferred Shares, which is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Amendment and Restatement of Revolving Credit Facility

On July 8, 2013, the Company, and certain of its subsidiaries, as borrowers, as well as certain of its subsidiaries, as guarantors, entered into an amendment and restatement of its existing Revolving Credit Facility Agreement with National Australia Bank Limited (“NAB”) and Barclays Bank PLC (“Barclays”), as mandated lead arrangers, NAB, Barclays and Royal Bank of Canada, as original lenders, and NAB as agent (the “Restated Credit Agreement”). The Restated Credit Agreement provides for a five-year revolving credit facility (expiring in July 2018) pursuant to which the Company is permitted to borrow up to an aggregate of $375.0 million (the “Credit Facility”), which is available to fund permitted acquisitions and for general corporate purposes. The existing Revolving Credit Facility Agreement had provided for a three-year $250.0 million facility that was set to terminate in June 2014. The Company’s ability to draw on the Credit Facility is subject to customary conditions.

The Credit Facility is secured by a first priority lien on the stock of certain of the Company’s subsidiaries and certain bank accounts held with Barclays in the name of the Company and into which amounts received in respect of any capital release from certain of the Company’s subsidiaries are required to be paid. Interest is payable at the end of each interest period chosen by the Company or, at the latest, each six months. The interest rate is LIBOR plus 2.75%, plus an incremental amount tied to certain regulatory costs, if any, that may be incurred by the lenders. Any unused portion of the Credit Facility will be subject to a commitment fee of 1.10%. The Credit Facility imposes various financial and business covenants on the Company, the guarantors and certain other material subsidiaries, including limitations on mergers and consolidations, acquisitions, indebtedness and guarantees, restrictions as to dispositions of stock and assets, restrictions on dividends and limitations on liens.

During the existence of any event of default (as specified in the Restated Credit Agreement), the agent may cancel the commitments of the lenders, declare all or a portion of outstanding amounts immediately due and payable, declare all or a portion of outstanding amounts payable upon demand or proceed against the security. During the existence of any payment default, the interest rate would be increased by 1.0%. The Credit Facility terminates and all amounts borrowed must be repaid on the fifth anniversary of the date of the Restated Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The provisions of Item 1.01 of this Current Report on Form 8-K that relate to the Restated Credit Agreement, the Trident put right with respect to its interest in Northshore and the Trident put right with respect to its interest in Bayshore are incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities

As discussed in Item 1.01 above (the text of which is incorporated into this Item 3.02 by reference), at the closing of the Amalgamation, the Company will issue Voting Ordinary Shares and Non-Voting Preferred Shares to First Reserve and Voting Ordinary Shares to Corsair. The securities to be issued pursuant to the Amalgamation Agreement will be sold without registration in a private placement pursuant to Section 4(a)(2) of the Act.

Item 3.03	Material Modification to the Rights of Security Holders

The Non-Voting Preferred Shares were created by a Certificate of Designations for the Series B Convertible Participating Non-Voting Perpetual Preferred Stock adopted by the Company’s Board of Directors on July 8, 2013. The provisions of Item 1.01 above that relate to the rights, preferences and privileges of the Non-Voting Preferred Shares are incorporated into this Item 3.03 by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

3.1	Certificate of Designations for the Series B Convertible Participating Non-Voting Perpetual Preferred Stock.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, the Company may not be able to complete the proposed transactions on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to failure to obtain governmental and regulatory approvals or to satisfy other closing conditions. The foregoing list of important factors is not exhaustive. Other important risk factors regarding the Company may be found under the heading “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2012, and are incorporated herein by reference. Furthermore, the Company undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED

Date: July 9, 2013	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

EXHIBIT INDEX

3.1	Certificate of Designations for the Series B Convertible Participating Non-Voting Perpetual Preferred Stock.